Exhibit 10.2

Description of the Material Terms of PECO II, Inc.’s

Non-Equity Incentive Compensation Plan for Fiscal 2009

Messrs. Heindel and Borders and Ms. Boyer (the “Named Executive Officers”) are eligible to receive cash bonuses under the Company’s Non-Equity Incentive Compensation Plan for the fiscal year ending December 31, 2009 (the “2009 IC Plan”). Fifty percent of the potential cash bonus for each Named Executive Officer is based upon the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) targets and 50% is based on the achievement of certain customer service goals. If the EBITDA targets are not met, no cash bonuses will be awarded under the 2009 IC Plan.

If the threshold EBITDA target is met but no customer service goals are achieved, the Named Executive Officers will receive the threshold incentive compensation in the form of cash bonuses in accordance with the table below. If the threshold EBITDA targets are met and exceeded and the customer service goals are achieved, the Named Executive Officers will receive incentive compensation in the form of cash bonuses in accordance with the table below (with bonus amounts to be interpolated between the performance levels):

Incentive Compensation Payout Opportunities for Fiscal 2009

	Threshold	Target	Maximum
John G. Heindel Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer and Treasurer	$75,000	$150,000	$300,000
Guy Kevin Borders Vice President of Marketing & Product Development and Secretary	$25,000	$50,000	$100,000
Jacquie Boyer Vice President of Sales & Sales Operations	$42,500	$85,000	$170,000